The Face of an Epidemic

Source: Publicly Available Government Records

Deaths from prescription Opiates and Heroin is the fastest-growing major cause of death in the U.S., and now exceeds 42,000 per year.

Protagenic Therapeutics, Inc.

2017 Annual Report

149 Fifth Ave, Suite 500

New York, NY 10010

Protagenic Therapeutics, Inc. Update

June 13, 2018

Dear Fellow Shareholders,

Since our report last year, I am pleased to report that our efficacy studies have produced profoundly positive results in models of anxiety and depression. In addition, we have demonstrated positive efficacy results in a new therapeutic field: Addiction Therapy. Our pre-clinical results indicate that PT00114 may represent a new class of drug candidates to allow addicts to get off and stay off their addictive drugs, including opioids like oxycontin and fentanyl. Remarkably, PT00114 does this by blunting the effects of stress that lead to addiction, rather than partially providing the high that opioids produce, as Suboxone does. This opens up a 3rd clinical indication for PTI. Given the current worldwide epidemic of opioid addiction and its tragic consequences, the Board is united in our enthusiasm for this timely new development in PT00114’s efficacy studies.

Over the last year, the company has made progress in three principal areas:

1.	We’ve achieved independent confirmation of the efficacy of PT00114 in its original intended indications: chronic anxiety (including PTSD) and treatment-resistant depression (TRD). This was achieved with studies conducted for us at highly-respected contract research organizations (CROs), two in Europe, and two in the United States.
2.	We’ve expanded our clinical indications from two to three, with the addition of opioid addiction as a therapeutic target.
3.	We’ve begun discussions with several potential corporate collaborators. The goal of these discussions is to secure an R&D partnership with a major pharmaceutical company. Such a partnership should provide working capital and further elevate the perception of the company.

As announced just a couple days ago, three recent peer-reviewed publications in major scientific journals have confirmed the central role of TCAP in brain health. TCAP is the naturally-occurring brain peptide upon which PT00114 is based. In March and April 2018, the ancient, central role of TCAP in the maintenance of brain health is highlighted in publications in Cell, Nature Communications, and the Journal of Neuro-endocrinology.

Over the next 12 months we plan to take steps for our stock, currently trading on the OTC:QB platform, to become more actively traded.

In addition, we are exploring non-dilutive funding opportunities.

We anticipate that our current efforts will result in an IND submission to the FDA in the first half of 2019, pending the outcomes of our two-species GLP toxicology studies. Preliminary toxicology studies in rodents have shown PT00114 to be non-toxic at quite high doses for five days. Upon a successful IND submission and acceptance by the FDA, we plan to commence Phase I clinical trials in 2019. In parallel, we continue to augment our intellectual property estate and will strategically add to our IP portfolio over time.

We are excited by our progress to date and for the potential of our novel lead compound to change the way important, stress-mediated behavioral and mood disorders are treated.

Garo H. Armen, Ph.D.

Chairman of Protagenic Therapeutics, Inc.

This shareholder letter shall not constitute an offer to sell or the solicitation of an offer to buy any securities. This shareholder letter is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Protagenic Therapeutics, Inc.

Protagenic Therapeutics, Inc. (OTCQB: PTIX) is a pre-clinical biopharmaceutical company endeavoring to develop first-in-class neuro-active peptides into human therapeutics to treat anxiety, treatment-resistant depression, and other disorders. For more information, please visit http://www.protagenic.com. (This website contains stale information and does not appear to include XBRL and SEC filings)

Cautionary Statement Relating to Forward - Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This letter contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements contained in this letter, other than statements of historical fact, constitute “forward-looking statements.” The words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” “potential,” “possible,” “might,” “look forward,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this letter do not constitute guarantees of future performance. Investors are cautioned that statements in this letter which are not strictly historical statements, including, without limitation, statements regarding the development of the Company’s IND-enabling trials, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, risks associated with: market conditions; our capital position; our ability to compete with larger, better financed pre-clinical biopharmaceutical companies; our anticipated timing for preclinical development, regulatory submissions, commencement and completion of clinical trials and product approvals; interpretations of current laws and the passages of future laws; our dependence on product candidates, which are still in an early development stage; our limited operating history; our ability to raise additional capital through the sale of shares of our common stock; our ability to obtain, maintain and protect intellectual property rights; the risk of litigation regarding our intellectual property rights or the rights of third parties; our ability to internally develop new inventions and intellectual property; our reliance on our license agreement with the University of Toronto; our ability to retain key executives; our lack of a sales and marketing organization and our ability to commercialize products, if we obtain regulatory approval; our ability to hire and retain skilled personnel; acceptance of our business model by investors; the accuracy of our estimates regarding expenses and capital requirements; our ability to adequately support growth; and other risks detailed in our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.